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                                   EXHIBIT 99


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IMPORTANT FACTORS REGARDING FORWARD LOOKING STATEMENTS

         These cautionary statements are being made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act") with the intention of obtaining the benefits of the "safe harbor" provisions of the Reform Act. The Company cautions investors that any forward-looking statements presented in this report and presented elsewhere by management from time to time are not guarantees of future performance, which may be affected by various trends and factors that are beyond the Company's control. These include, among other factors, changes in general economic conditions, rapid or unexpected changes in technologies and uncertain business conditions that affect the pharmaceutical and vaccine industries. Accordingly, past results and trends should not be used by investors to anticipate future results or trends. The Company's actual results may differ materially from those in the forward-looking statements as a result of various factors, including, but not limited to, the following:

         Prior to the Distribution, the Company relied principally on its collaborative relationship with its former parent, IGI, Inc., for the funding of its research and development activities. Although in the future the Company intends to use third-party funding when available, either through government or research grants or through collaborations, joint ventures or strategic alliances with other companies, there is no assurance that such funding will be available or will be adequate for the needs of the Company. If such funding is not available or adequate, the Company may be required to delay or eliminate expenditures for certain of its products or to license third parties to commercialize products or technologies that the Company would otherwise seek to develop itself.

         The pharmaceutical and vaccine industries are subject to rapid and substantial technological change, and competitors are numerous. Many of the Company's competitors have substantially greater financial and technical resources and production, marketing and development capabilities and experience than the Company. The Company's operating results may be affected by the actions of existing or future competitors, including technology development, price reductions and new product introductions. The commercialization of the Company's human pharmaceuticals and vaccines will require significant additional research, development, preclinical and clinical testing, regulatory approval and investment. In addition, the Company has no experience in the sales, marketing and distribution of pharmaceutical products. There can be no assurance that the Company will be able to establish sales, marketing and distribution capabilities or make arrangements with its collaborators, licensees or others to perform such activities or that such efforts will be successful.

         The Company's product candidates are still undergoing rigorous FDA testing, and there is no assurance that the Company will qualify for approval
by the FDA.   Historical results of clinical testing are not necessarily predictive of future results. There can be no assurance that clinical studies of products under development will demonstrate the safety and efficacy of such products. The failure to adequately demonstrate the safety and efficacy of a therapeutic product could delay or prevent regulatory approval of the product. There can be no assurance that unacceptable toxicities or side effects will not occur at any time in the course of human clinical trials or commercial use of the Company's products. The appearance of any such unacceptable toxicities or side effects could interrupt, limit, delay or abort the development of any of the Company's products or, if previously approved, necessitate their withdrawal from the market. There can be no assurance that even if the FDA grants approval of a product, that the product will be a commercial success.





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         No assurance can be given that the Company's patent applications will issue as patents or that any patents that may be issued will provide the Company with adequate protection for the covered products or technology. Additionally, there can be no assurance that the Company's activities will not infringe on the patents or proprietary rights of others or that the Company will be able to obtain licenses to any technology that it may require to conduct its business or that, if obtainable, such technology can be licensed at a reasonable cost.

         Due to the specialized nature of the Company's business, it is highly dependent on its ability to attract and retain qualified scientific personnel. The loss of executive officers or scientific staff would be materially detrimental to the Company. There are a limited number of individuals qualified to participate in the pharmaceutical and vaccine industries and there is intense competition to attract and retain such qualified persons. There can be no assurance that the Company will be able to continue to attract or retain the qualified personnel necessary for the development of its current product candidates or any future products. Loss of the services of or failure to recruit additional key scientific personnel would be detrimental to the Company's research and development programs and business.